                                                                   EXHIBIT 10.11



                  RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

       THIS RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this "AGREEMENT") is made and entered into as of August 9, 1999 (the "EFFECTIVE DATE") by and among AirWeb Corporation, Inc., a Delaware corporation doing business as "OpenSky Corporation" (the "COMPANY"), and those holders of the Common Stock, par value $0.001 per share (the "COMMON STOCK"), identified on Schedule A attached hereto (individually, a "FOUNDER," collectively, the "FOUNDERS") and those holders of the Series A Preferred Stock, par value $0.001 per share (the "SERIES A STOCK"), identified on Schedule B attached hereto (individually, a "SERIES A HOLDER," collectively, the "SERIES A HOLDERS").

                                    RECITALS

       WHEREAS, each Founder is a beneficial owner of the number of shares of Common Stock set forth opposite his/her name on Schedule A (individually, a "FOUNDER'S SHARE," collectively, the "FOUNDERS' SHARES"); and

       WHEREAS, each Series A Holder is a beneficial owner of the number of shares of Series A Stock set forth opposite its name on Schedule B.

                                    AGREEMENT

       NOW, THEREFORE, in consideration of the foregoing, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

       1. Restrictions on Transfer of Shares. The Founders will not sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way, all or any part of or any interest in Equity Securities (as that term is defined in Section 2.1) now or hereafter owned or held by such Founders other than as set forth herein. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of such securities not made in conformance with this Agreement, shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

       2.     Agreements Among the Series A Holders and the Founders.

              2.1    Definitions.

                     (a) Holders. For purposes of this Section 2, the term "HOLDERS" shall mean the Series A Holders or their transferees or assignees who have received such shares of Series A Stock (or Common Stock issued upon conversion thereof) and, for purposes of Section 2.2 only, the Founders who are then employed by the Company and who are not Selling Founders (as defined below).

                     (b) Equity Securities. For purposes of this Agreement, the term "EQUITY SECURITIES" shall mean Common Stock and any other securities having voting rights in the election of the Board of Directors of the Company not contingent upon default, or any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable for any shares of the foregoing, or any agreement or commitment to issue any of the foregoing.

              2.2    Right of Refusal.

                     (a) Transfer Notice. Except as otherwise provided herein, if at any time any Founder proposes to donate, pledge, sell, transfer or otherwise dispose of Equity Securities in any manner to one or more third parties (a "TRANSFER"), then such Founder (the "SELLING FOUNDER") shall give the Company and each Holder written notice of the Selling Founder's intention to make the Transfer (the "TRANSFER NOTICE"), which Transfer Notice shall include
(i) a description of the Equity Securities to be transferred ("OFFERED SECURITIES"), (ii) the identity of the prospective transferee(s) (the "PROPOSED TRANSFERREE"), (iii) the consideration ("the OFFERED PRICE") and the material terms and conditions upon which the proposed Transfer is to be made and (iv) an offer to the Company or its assignees to purchase the Shares at the Offered Price. The Transfer Notice shall certify that the Selling Founder has received a bona fide offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

                     (b) Company's Right of First Refusal. Before any offered Shares held by a Selling Founder may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase such Shares on the terms and conditions set forth in this Section 2.2(b) (the "COMPANY'S RIGHT OF FIRST REFUSAL").

                            (i)    Exercise of Right of First Refusal. Within
thirty (30) days after receipt of the Transfer Notice, the Company and/or its assignee(s) shall, by giving written notice to the Selling Founder, elect (i) to purchase all, but not less than all, of the Offered Shares, at the purchase price determined in accordance with Section 2.2(b)(ii) below or (ii) not to purchase any of the Offered Shares.

                            (ii)   Purchase Price. The purchase price
("Purchase Price") for the Shares purchased by the Company or its assignee(s) under this paragraph 4 shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Company in good faith.

                            (iii)  Payment. Payment of the Purchase Price shall
be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Selling Founder to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within thirty-five (35) days after receipt of the Transfer Notice or in the manner and at the times set forth in the Transfer Notice.

                     (c) Holders' Option. Upon receipt by the Selling Founder of written notice from the Company indicating the Company's election not to purchase the Offered Securities pursuant to the Company's Right of First Refusal, the Selling Founder shall promptly so notify the Holders by written notice (the "COMPANY'S ELECTION NOTICE"). The Holders as a group shall have an option for a period of thirty (30) days from receipt of the Company's Election Notice (the "NOTICE PERIOD") to elect to purchase all or any portion of the Offered Securities at the same price and subject to the same material terms and conditions as described in the Transfer Notice (the "HOLDERS' PURCHASE OPTION"); provided that, notwithstanding the foregoing sentence, the Holders' Purchase Option shall in any event expire on the 45th day after the Holders' receipt of the Transfer Notice. Each Holder may exercise the Holders' Purchase Option and, thereby, purchase all or any portion of his, her or its pro rata share (with any reallotments as provided below) of the Offered Securities by notifying the Selling Founder in writing before expiration of the Notice Period as to the amount of such Offered Securities which he, she or it wishes to purchase (including any reallotment). Each Holder's pro rata share of the Offered Securities shall be a fraction of the Offered Securities, of which the number of shares of Common Stock (including, without limitation, shares of Common Stock issuable upon conversion of Series A Stock or other securities) owned by such Holder on the date of the Transfer Notice shall be the numerator and the total number of shares of Common Stock (including, without limitation, shares of Common Stock issuable upon conversion of Series A Stock or other securities) held by all Holders on the date of the Transfer Notice shall be the denominator. Each Holder shall have a right of reallotment such that, if any other Holder fails to exercise the right to purchase its full pro rata share of the Offered Securities, the other participating Holders may exercise an additional right to purchase, on a pro rata basis, the Offered Securities not previously purchased. Each Holder shall be entitled to apportion Offered Securities to be purchased among its directors, officers, members, stockholders, partners and affiliates, provided that such Holder notifies the Selling Founder of such allocation. If the Holders give the Selling Founder notice that they desire to purchase the Offered Securities, then payment for the Offered Securities shall be by check or wire transfer, against delivery of the

Offered Securities to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than thirty (30) days after the Holders' receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 2.2(d).

                     (d) Valuation of Property. Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Holders who have elected to purchase the Offered Securities pursuant to this Section 2.2 (the "PURCHASING HOLDERS" for purposes of this Section 2.2) shall pay the purchase price in the form of cash equal in amount to the fair market value of the Offered Securities. If the Selling Founder and the Purchasing Holders cannot agree on such cash value within ten
(10) days after the Purchasing Holders' receipt of the Transfer Notice, the valuation shall be reasonably determined in good faith by the Board of Directors. If the time for the closing of the Purchasing Holders' purchase has expired but for the determination of the value of the purchase price offered by the prospective transferee(s), then such closing shall held on or prior to the fifth business day after such valuation shall have been made pursuant to this subsection.

                     (e) Selling Founder's Right to Transfer. If any of the Offered Shares proposed in the Transfer Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in Section 2.2(b) or by the Holders as provided in Section 2.2(c) (the "REMAINING SHARES"), then the Holder may sell or otherwise transfer the Remaining Shares to that Proposed Transferee at the Offered Price or at a higher price; provided that, such sale or other transfer is consummated within sixty
(60) days after the date of the Transfer Notice; and provided further that any such sale or other transfer is effected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of this Section 2.2 shall continue to apply to the Remaining Shares in the hands of such Proposed Transferee. If the Remaining Shares are not transferred to the Proposed Transferee within such period, a new Transfer Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Company's Right of First Refusal and the Holders shall be entitled to the Holders' Purchase Option before any Shares held by the Selling Founder may be sold or otherwise transferred. Notwithstanding the foregoing, in no event may a Selling Founder transfer any shares which are still subject to a Repurchase Option (as defined in the Founder's Stock Purchase Agreements between the Company and each Founder).

                     (f) Exception for Certain Family Transfers. Notwithstanding anything to the contrary contained in this Section 2.2, the transfer of any or all of the Shares during a Founder's lifetime or on such Founder's death by will or intestacy to such Founder's immediate family or a trust for the benefit of such Founder's immediate family shall be exempt from the provisions of this Section 2.2 provided that the Company is notified in writing of said transfer within thirty (30) days of said transfer. "Immediate Family" as used herein shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister. In such case, the transferee or other recipient shall receive and hold the Shares so transferred subject to the provisions of this Section 2.2, and there shall be no further transfer of such Shares except in accordance with the terms of this Section 2.2.

                     (g) Termination of Right of First Refusal. The Company's Right of First Refusal shall terminate as to any Shares upon the closing of: (i) the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended; (ii) the sale of all or substantially all of the assets of the Company; or (iii) the merger, consolidation or other reorganization of the Company with or into any other corporation or corporations in which the holders of the capital stock of the Company immediately prior to such transaction hold less than fifty percent (50%) of the voting securities of the surviving corporation after such transaction.

              2.3    Right of Co-Sale.

                     (a) If the Holders do not exercise their available right of refusal as to the Offered Securities pursuant to Section 2.2, then each Holder (a "SELLING HOLDER" for purposes of this Section 2.3) which notifies the Selling Founder in writing within twenty (20) days after the expiration of the Notice Period shall have the right to participate in such sale of Equity Securities on the same terms and conditions as specified in the Transfer Notice. Such Selling Holder's notice to the Selling Founder shall indicate the number of Equity Securities the Selling Holder wishes to sell under his, her or its right to participate. To the extent one (1) or more of the Holders exercises such right of participation in accordance with the terms and conditions set forth below, the number of Offered Securities that the Selling Founder may sell in the Transfer shall be correspondingly reduced.

                     (b) Each Selling Holder may sell all or any part of that number of Equity Securities equal to the product obtained by multiplying (i) the aggregate number of Offered Securities by (ii) a fraction, the numerator of which is the number of shares of Common Stock (including, without limitation, shares of Common Stock issuable upon conversion of the Series A Stock) owned by the Selling Holder on the date of the Transfer Notice and the denominator of which is the total number of shares of Common Stock (including, without limitation, shares of Common Stock issuable upon conversion of the Series A Stock) owned on the date of the Transfer Notice by the Selling Founder and the Selling Holders.

                     (c) Each Selling Holder shall effect its participation in the sale by delivering within twenty (20) days after the expiration of the Notice Period to the Selling Founder for transfer to the prospective purchaser one (1) or more certificates, properly endorsed for transfer, which represent:

                            (i)    the type and number of shares of securities
which such Selling Holder elects to sell; or

                            (ii)   that number of shares of securities which are
at such time convertible into the number of shares of Common Stock which such Selling Holder elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of securities in lieu of Common Stock, such Selling Holder shall convert such securities into Common Stock and deliver the Common Stock as provided in this Section 2.3. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

                     (d) The stock certificate or certificates that the Selling Holder delivers to the Selling Founder pursuant to Section 2.3(c) shall be transferred to the prospective purchaser in consummation of the sale of the securities pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Founder shall concurrently therewith remit to such Selling Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Selling Holder exercising its rights of co-sale hereunder, the Selling Founder shall not sell to such prospective purchaser or purchasers any securities unless and until, simultaneously with such sale, the Selling Founder shall purchase such shares or other securities from such Selling Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

              2.4    Prohibited Transfers.

                     (a) In the event any Founder should sell any Equity Securities in contravention of Section 2.2 or the co-sale rights of the Holders under Section 2.3 (in either case, a "PROHIBITED TRANSFER"), to the extent such sale is valid and recorded on the books of and recognized by the Company pursuant to Section 1, the Holders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Founder shall be bound by the applicable provisions of such option.

                     (b) In the event of a Prohibited Transfer, each Holder shall have the right to sell to the Founder the type and number of shares of Common Stock equal to the number of shares each Holder would have been entitled to transfer to the third-party transferee(s) under Section 2.3 above had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

                            (i)    the price per share at which the shares are
to be sold to the Founder shall be equal to the price per share paid by the third-party transferee(s) to the Founder in the Prohibited Transfer;

                            (ii)   within sixty (60) days after the later of the
dates on which the Holder (A) received notice of the Prohibited Transfer or (B) otherwise become aware of the Prohibited Transfer, each Holder shall, if exercising the option created hereby, deliver to the Founder the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer;

                            (iii)  the Founder shall, upon receipt of the
certificate or certificates for the shares to be sold by a Holder, pursuant to this Section 2.4, pay the aggregate purchase price therefor, as specified in subparagraph 2.4(b)(i), in cash or by other means acceptable to the Holder; and

                            (iv)   notwithstanding the foregoing, this Section
2.4 does not in any way limit the restrictions on transfer provided for in
Section 1.

       3. Consent of Spouse. If the Founder is married on the date of this Agreement, the Founder's spouse shall execute a consent of spouse in the form of Exhibit A hereto ("CONSENT OF

SPOUSE"), effective on the date hereof. Such consent shall not be deemed to confer or convey to the spouse any rights in the Founders' Stock that do not otherwise exist by operation of law or the agreement of the parties. If the Founder should marry or remarry subsequent to the date of this Agreement, the Founder shall within thirty (30) days thereafter obtain his/her new spouse's acknowledgment of and consent to the existence and binding effect of all restrictions contained in this Agreement by signing a Consent of Spouse.

       4. Legends. Each existing or replacement certificate representing any shares of Equity Securities now owned or hereafter acquired by the Founders shall have endorsed thereon the following legend (together with any other legends required by applicable law):

       THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RIGHTS IN FAVOR OF THE COMPANY AND CERTAIN OTHER HOLDERS OF STOCK OF THE COMPANY SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY, SUCH HOLDERS, AND THE REGISTERED HOLDER, OR HIS OR HER PREDECSSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS COMPANY.

       5. Effect of Change in Company's Capital Structure. Appropriate adjustments shall be made in the number and class of shares in the event of a stock dividend, stock split, reverse stock split, combination, reclassification or like change in the capital structure of the Company.

       6. Notices. Any notice required or permitted by a provision of this Agreement shall be given in writing and shall be delivered personally or by courier, by registered or certified mail, postage prepaid, or by confirmed facsimile, addressed (i) in the case of any Founder to such Founder's address as set forth on Schedule A or such other address as the Founder may designate in writing from time to time; (ii) in the case of the Company, to its principal office; (iii) in the case of any Series A Holder which is an original party to this Agreement to the address of such Series A Holder as set forth on Schedule B or such other address for such Series A Holder as shall be designated in writing from time to time by such Series A Holder; and (iv) in the case of any permitted transferee of a party to this Agreement or its transferee, to such transferee at its address as designated in writing by such transferee to the Company from time to time. Notices that are mailed shall be deemed received five (5) days after deposit in the United States mail. Notices sent by courier or overnight delivery shall be deemed received two (2) days after they have been so sent.

       7. Further Instruments and Actions. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Each party hereto agrees to cooperate affirmatively with all other parties hereto, to the extent reasonably requested by such parties, to enforce rights and obligations herein provided.

       8. Specific Performance. The rights of the parties under this Agreement are unique and, accordingly, the parties shall have the right, in addition to such other remedies as may be available to any of them at law or in equity, to enforce their rights hereunder by actions for specific performance in addition to any other legal or equitable remedies they might have to the extent permitted by law.

       9. Term. This Agreement shall terminate upon the earlier of (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Company's Common Stock at a price per share of not less than $3.00 (as adjusted for stock splits, reverse stock splits and the like effected after the date of this Agreement) and an aggregate offering price of not less than $15,000,000, or (ii) the closing of (A) a merger or consolidation of the Company with or into any other corporation (other than a wholly-owned subsidiary corporation), (B) the sale of all or substantially all the assets or business of the Company, or (C) any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power is disposed of.

       10. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes all other agreements between or among any of the parties with respect to the subject matter hereof.

       11. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, the written consent of a majority in interest of the Founders and the written consent of the Series A Holders of more than fifty percent (50%) of the then outstanding Series A Stock or Common Stock issued upon conversion of the Series A Stock. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Company, each Founder and each Series A Holder and their respective successors and assigns.

       12. Assignment; Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted transferees, except as may be expressly provided otherwise herein.

       13. Separability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

       14. Attorneys' Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeal.

       15. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

       16. Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

       17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of laws.

       18. Additional Parties. The parties hereto agree that additional holders of Series A Stock of the Company may, subject only to Section 2.3 of that certain Series A Preferred Stock Purchase Agreement between the Company and the Holders, be added as parties to this Agreement with respect to any or all securities of the Company held by them, and shall thereupon be deemed for all purposes a "Series A Holder" hereunder. Any such additional party shall execute a counterpart of this Agreement, and upon execution by such additional party and by the Company, shall be considered a Series A Holder for purposes of this Agreement.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.



                                              COMPANY:

                                              AIRWEB CORPORATION
                                              a Delaware corporation

                                              By: /s/ Pat McVeigh
                                                 -------------------------------
                                                 Name:
                                                 Title:

                                              FOUNDERS:
                                              /s/ Pat McVeigh
                                              ----------------------------------
                                              Patrick McVeigh
                                              /s/ Barak Berkowitz
                                              ----------------------------------
                                              Barak Berkowitz
                                              /s/ Michael Dolbec
                                              ----------------------------------
                                              Michael Dolbec
                                              /s/ Andy Simms
                                              ----------------------------------
                                              Andy Simms



        [SIGNATURE PAGE TO RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT]

       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.





3COM VENTURES, INC.



By: /s/ Janice M. Roberts
   ----------------------------------
   Name:  Janice M. Roberts
   Title:  President










[SIGNATURE PAGE TO RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT]
       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

AETHER OPENSKY INVESTMENTS LLC
By:  Aether Technologies International, L.L.C,
     its Sole Member

By:  /s/ David S. Oros
    ------------------------------
    Name:  David S. Oros
    Title:  Member



[SIGNATURE PAGE TO RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT]

       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

WS INVESTMENT COMPANY 99B

By:
   ----------------------------------
   Name:
   Title:



[SIGNATURE PAGE TO RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT]

                                CONSENT OF SPOUSE

       I, _________________, spouse of ____________, acknowledge that I have read the Right of First Refusal and Co-Sale Agreement, dated as of August __, 1999, to which this Consent is attached as Exhibit A (the "AGREEMENT") and that I know the contents of the Agreement. I am aware its provisions provide that certain rights are granted to certain other holders of capital stock of the Company upon the sale or other disposition of, shares of Common Stock of the Company which my spouse owns including any interest I might have therein.

       I hereby agree that my interest, if any, in the Common Stock subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in the Common Stock shall be similarly bound by the Agreement.

       I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

       Dated as of the ______ day of __________, ____.



                                   ------------------------------------
                                   (Signature)

                                   ---------------------------
                                   (Print Name)